FNB Rochester Corp.

                                Subsidiaries of the Registrant


 The Registrant has one wholly owned subsidiary:

     First National Bank of Rochester


 First  National  Bank of Rochester  was formed in 1965 under the National  Bank
Act.

     First National Bank of Rochester has one 99% owned subsidiary:

         FNB Capital Corp.

     FNB Capital Corp. was incorporated in 1998 under the law of New York.


                                                   (Exhibit 21)